As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MHI HOSPITALITY CORPORATION

(Exact name of registrant as specified in its governing instruments)

Maryland	20-1531029
(State of jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

814 Capitol Landing Road

Williamsburg, VA 23185

757/229-5648

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Andrew M. Sims

President and Chief Executive Officer

MHI Hospitality Corporation

814 Capitol Landing Road

Williamsburg, VA 23185

Phone: (757) 229-5648

Facsimile: (757) 564-8801

(Name, address, including zip code and telephone number,

including Area code, of agent for service)

Thomas J. Egan, Jr. Baker & McKenzie LLP 815 Connecticut Avenue, NW Washington, DC 20006 Phone: (202) 452-7050 Facsimile: (202) 452-7074

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, $0.01 par value per share, issuable upon redemption of units	3,817,036	$8.99	$34,315153	$3,672

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock as reported on the American Stock Exchange on December 19, 2005.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2005

PROSPECTUS

3,817,036 Shares of Common Stock

This prospectus covers resales of up to 3,817,036 shares of common stock by the selling securityholders identified in this prospectus.

The purchase price of any shares offered by the selling stockholders will be the market price of a share of common stock at that time unless otherwise indicated in an accompanying prospectus supplement. We will not receive any proceeds from the sale of any of the shares offered by the selling stockholders. See “Selling Stockholders.”

Our common stock is listed on the American Stock Exchange under the symbol “MDH.” On December 21, 2005, the last reported sale price of our common stock was $9.17 per share.

The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933. See “Plan of Distribution.”

Investing in our company involves risks. You should carefully read and consider the “Risk Factors” incorporated by reference to our current report on Form 8-K filed on May 26, 2005 before investing in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2005

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any materials that we file with the SEC without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Also, the SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including MHI Hospitality Corporation, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov.

We also make available free of charge on or through our internet website (www.mhihospitality.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents that we file with the SEC. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is complete:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

•	our current reports on Form 8-K filed with the SEC on January 6, 2005, May 26, 2005 (except for item 9.01), September 19, 2005, July 28, 2005 (except for item 9.01) and Form 8-K/A filed on October 5, 2005.

•	our Registration Statement on Form 8-A, which incorporates by reference the description of our common stock from our Registration Statement on Form S-11 (Registration No. 333118873) and all reports filed for the purpose of updating such description.

You may obtain copies of these documents at no cost by requesting them from us in writing at the following address:

Investor Relations

MHI Hotel Services

6411 Ivy Lane, Suite 510

Greenbelt, MD 20770

(301) 474-3307

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors” section of our Current Report on Form 8-K filed with the SEC on May 26, 2005 and those sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K, as well as other sections included or incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	U.S. economic conditions generally and the real estate market and the lodging industry specifically;

•	management and performance of our hotels;

•	our plans for renovation of our hotels;

•	our financing plans;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	our ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations;

•	legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; and

•	our competition.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus and the documents incorporated by reference also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement. From time to time, we may file prospectus supplements that may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” All references to the “Company” mean MHI Hospitality Corporation.

MHI HOSPITALITY CORPORATION

MHI Hospitality Corporation is a self-advised REIT that was formed in August of 2004 to pursue investment opportunities in the lodging industry with a focus on full-service hotels. We succeeded to certain of the lodging assets and operations of MHI Hotels Services which has been in the hospitality industry since 1957, effective as of December 21, 2004.

Our hotels are flagged by nationally recognized brands such as Hilton and Holiday Inn and are located in primary and secondary markets in the mid-Atlantic and Southeastern United States. We plan to pursue an investment strategy that includes the purchase, renovation and upbranding of underperforming or functionally obsolete full-service hotels with a goal of achieving a total investment that is substantially less than replacement cost of a hotel or the acquisition cost of a market performing hotel. In addition, we will seek to implement a highly selective and disciplined acquisition process to identify and acquire attractively priced full-service hotel properties.

We are self-advised and own our hotels and conduct our business through an operating partnership, MHI Hospitality L.P. The Company is the sole general partner of and, as of December 21, 2005, owned approximately 63.2% of the limited partnership units in our operating partnership. Limited partners (including certain of our officers and directors) own the remaining operating partnership units. After one year, limited partners may generally redeem each unit for the cash value of one share of our common stock or, at our sole option, one share of common stock. Included in this prospectus is a description of the federal income tax consequences attendant to the investment in our common stock.

We were incorporated in Maryland in August 2004. Our principal executive offices are located at 814 Capitol Landing Road, Williamsburg, VA 23185. Our telephone number is (757) 229-5648. Our website is http://www.MHIHospitality.com. The contents of our website are not a part of this prospectus.

RISK FACTORS

Our business faces many risks. You should carefully consider the risk factors incorporated by reference to our Current Report on Form 8-K filed on May 26, 2005 and the other documents incorporated by reference before making a decision to invest in our Company.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock offered by this prospectus; however, we will pay certain registration expenses related to this offering. All of the proceeds from the sale of the shares of common stock will be for the account of the selling securityholders.

SELLING STOCKHOLDERS

This prospectus relates to the offers and sales from time to time of up to 3,817,036 shares of our common stock by the selling stockholders described below. Except as otherwise indicated in the table below, the selling stockholders are persons who may receive shares of our common stock if they have their operating partnership units redeemed and we elect to issue them shares of common stock in exchange for such units. The selling stockholders may offer all, some or none of their shares of common stock received in exchange for operating partnership units. As such, no estimate can be made of the total number of shares of common stock that are to be offered by the selling stockholders pursuant to this prospectus or as to the total number of shares of common stock that the selling stockholders will hold after the completion of the offering.

Selling Stockholder	Number of Shares of Common Stock Held Before Offering (1)	Number of Shares of Common Stock That May Be Sold
Andrew M. Sims(2) (6)	605,166	605,166
William Zaiser(3)	206,829	206,829
Kim Sims(4) (6)	605,166	605,166
Christopher Sims(5) (6)	605,166	605,166
Elpizo Limited Partnership(7)	732,254	732,254
Wilmington Hotel Associates(8)	377,903	377,903
Edward Stein(9)	333,099	333,099
Edgar Sims, Jr. (10)	75,581	75,581
Steve Smith	275,772	275,772
MAVAS LLC	100	100

(1)	Represents units of limited partnership interest in our Operating Partnership obtained in exchange for the contribution of ownership interests in our initial hotel portfolio at the consummation of our public offering. The selling stockholders may also include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders. Any such persons not specifically named in the foregoing table will be named in a supplement to this prospectus if such supplement is required by the rules and regulations of the SEC.

(2)	Serves as our President, Chief Executive Officer and Chairman of the Board.

(3)	Serves as our Chief Financial Officer.

(4)	Serves as President of MHI Hotels Services, our management company, and a director of MHI Hospitality Corporation.

(5)	Serves as an officer and director of MHI Hotels Services and a director of MHI Hospitality Corporation.

(6)	Andrew, Kim and Christopher Sims are siblings.

(7)	Elpizo Limited Partnership is indirectly controlled by members of the Cheong family, including Kee Cheok Cheong, Kee Fong Cheong, Kee Seong Cheong, Kee Lai Cheong and Kee Soon Cheong. MHI Hotels Services, an affiliate of the Company and the Company’s current management company, managed the Hilton Philadelphia Airport Hotel of which the Cheong family had ownership interests prior to the Company’s initial public offering. Upon consummation of the initial public offering, the interests in the Hilton Philadelphia Airport Hotel were contributed in exchange for units of interest in our operating partnership.

(8)	Jeanette Sims, the mother of Andrew, Kim and Christopher Sims, is the sole stockholder of Wilmington Hotel Associates Corporation.

(9)	Edward Stein is a director of MHI Hospitality Corporation. Represents 333,099 units held by the Krichman Trusts of which Edward Stein is a trustee.

(10)	Edgar Sims, Jr. is the father of Andrew, Kim and Christopher Sims. The units of interest in the operating partnership were issued to the Edgar Sims, Jr. Irrevocable Trust.

Redemption Rights

Pursuant to the limited partnership agreement of our operating partnership, the limited partners have redemption rights which will enable them to cause the operating partnership to redeem their units in exchange for cash or, at our option, shares of common stock. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of common stock issuable upon redemption of units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limit in our charter;

•	result in shares of our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of ours, the operating partnership or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied;

•	cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

We may, in our sole and absolute discretion, waive any of these restrictions.

With respect to the units which were issued in connection with our initial public offering of which this prospectus is related, the redemption rights may be exercised by the limited partners at any time after December 21, 2005, the first anniversary of our acquisition of our initial hotel properties; provided, however, unless we otherwise agree:

•	a limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 units, the limited partner must redeem all of the units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The aggregate number of shares of common stock issuable upon exercise of the redemption rights is 3,817,036. Pursuant to the terms of this prospectus, the selling stockholders may offer for resale up to 3,817,036 shares of our common stock. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

PLAN OF DISTRIBUTION

The shares of common stock are being registered to permit their resale by their holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock. We will bear the fees and expenses incurred in connection with our obligation to register the shares of common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the shares of common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, who may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the shares of common stock, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares of common stock, deliver the shares of common stock to close out such short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell such shares.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any shares of common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the shares of common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of shares of common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the shares of common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock by the selling securityholders. Selling securityholders may decide to sell all or a portion of the shares of common stock offered by them pursuant to this prospectus or may decide not to sell shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the shares of common stock by other means not described in this prospectus. Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed. All of the above may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Under the securities laws of certain states, the shares of common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares of common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws. See “Where You Can Find More Information.”

General

Our amended and restated charter provides that we may issue up to 49,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, we have 6,704,000 shares of common stock issued and outstanding. As permitted by the Maryland General Corporation Law, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other subsequently issued class or series of common stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all common stock will have equal distribution, liquidation and other rights.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set for each such class or series, subject to the provisions of our charter regarding the restriction on transfer of common stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise might be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to Issue Additional Common Stock and Preferred Stock

We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, we cannot receive significant amounts of rents from tenants that are related to us, directly or constructively, through ownership.

Because our board of directors believes it is essential at present for us to qualify as a REIT, the charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value of our outstanding shares of stock. In addition, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% of the number of our outstanding shares of common stock (the “Common Stock Ownership Limit”).

Our charter prohibits (a) any person from beneficially or constructively owning our shares of stock that would result in us being “closely held” under Section 856(h) of the Code, (b) any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons, (c) any transfer that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied and (d) any transfer that would cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to the Charitable Trust (as defined below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Furthermore, our board of directors, in its sole discretion, may exempt a proposed transferee from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and/or any of the restrictions described in the first sentence of the paragraph directly above (an “Excepted Holder”). However, the board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Charitable Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of such violative transfer. If any automatic transfer to the Charitable Trust is not effective, then the initial transfer of stock will be void ab initio to the extent necessary to prevent a violation of the above transfer or ownership limitations. Shares of stock held in the Charitable Trust shall be issued and outstanding shares of stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Charitable Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Charitable Trust. The trustee of the Charitable Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the Charitable Trust, the Trustee shall sell the shares of stock held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of stock have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of stock held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of stock, including common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations relating to our qualification and taxation as a REIT and the ownership and disposition of our common stock that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you and does not provide a detailed discussion of any state, local, foreign or other tax laws or considerations. Baker & McKenzie LLP (“Baker & McKenzie”) has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax considerations that are likely to be material to a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Stockholders” below).

The statements in this section and the opinions of Baker & McKenzie discussed herein are based on the Internal Revenue Code, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as set forth in private letter rulings (which are not binding on the Internal Revenue Service), and court decisions. We cannot assure you that future legislation, regulations, interpretations of law, or court decisions will not change current law, adversely affect existing interpretations of current law, or cause any statement in this section to be inaccurate. Any such change could apply retroactively. You should be aware that the opinions and statements of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue

Service will not challenge the conclusions set forth in those opinions or that a court will not agree with a position taken by the Internal Revenue Service.

The specific tax attributes of a particular stockholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of our stock. Therefore, we urge you to consult with your own tax advisors with regard to the specific consequences to you of your ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of our Company

We are currently taxed as a REIT under the federal income tax laws. We believe that we are organized and operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner. However, no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

Baker & McKenzie has acted as our counsel and is of the opinion that we are organized in conformity with the requirements for qualification as a REIT, and our method of operation enables us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws. You should be aware that Baker & McKenzie’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Baker & McKenzie’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker & McKenzie will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see the section entitled “Material Federal Income Tax Considerations – Failure to Qualify” in this prospectus.

In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on our taxable income that we distribute to our stockholders. The benefit of this tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification — Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on all of our net income attributable to the failure of either the 75% income test or the 95% test. The taxable amount is determined by multiplying a fraction intended to reflect our profitability by the greater of either (1) the amount by which 75% of our gross income exceeds the amount of items subject to the 75% test, or (2) the amount by which 95% of our gross income exceeds the amount of items subject to the 95% test.

•	In the event of a more than de minimis failure of any of the asset tests, as described below under “— Requirements for Qualification — Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•	In the event of a failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, so long as the failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a nondeductible 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (which the federal income tax laws define to include certain entities), during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

9.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in the section entitled “Description of Common Stock — Restrictions on Ownership and Transfer” in this prospectus.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for federal income tax purposes. Instead, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary (described below), all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We do not now own, and do not anticipate owning, any qualified REIT subsidiaries.

We are the general partner of MHI Hospitality, L.P., our operating partnership. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of our operating partnership, MHI Hospitality, L.P., and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own (directly or indirectly) up to 100% of the stock of one or more “taxable REIT subsidiaries” or “TRSs”. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed a TRS, MHI TRS Holding Corporation, which is the holding company for our TRS Lessee and any TRS we form in the future. See “Material Federal Income Tax Consequences — Taxable REIT Subsidiaries.” Our TRS Lessee is a single member limited liability company owned by our TRS and is disregarded as an entity separate from our TRS for federal income tax purposes.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets (See “Prohibited Transactions” and “Foreclosure Property” of this section); and

•	income derived from the qualified temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such will not be treated as gross income for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our hotels will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor any direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more (by vote or value) of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See the section entitled “Material Federal Income Tax Considerations – Taxable REIT Subsidiaries” in this prospectus.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue or through a TRS. However, we may provide services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only, and those services are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from that property. If this threshold is exceeded, all amounts from that property will be disqualified.

A more detailed explanation of each of these conditions is provided below.

First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales. Pursuant to percentage leases, our TRS Lessee leases from MHI Hospitality, L.P., our operating partnership, and its subsidiaries the land, buildings, improvements, furnishings, and equipment comprising the hotels, for a term of five years. The percentage leases provide that the TRS Lessee is obligated to pay to our operating partnership or its subsidiaries (1) a fixed annual base rent, (2) percentage rent and (3) certain other “additional charges,” as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues in excess of certain thresholds for each of the hotels. The base rent is adjusted for inflation. Base rent accrues and is required to be paid monthly, and percentage rent accrues and is required to be paid quarterly.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, as evidenced by such key factors as whether (i) the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, (ii) the recipient shares the risk that the property will decline in value, (iii) the recipient shares in any appreciation in the value of the property, (iv) the recipient shares in savings in the property’s operating costs or (v) the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

Baker & McKenzie is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts:

•	MHI Hospitality, L.P., our operating partnership and its subsidiaries, on the one hand, and our TRS Lessee, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the TRS Lessee has the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

•	the TRS Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining structural elements, and generally dictates how the hotels are operated and maintained;

•	the TRS Lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate;

•	the TRS Lessee benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

•	the TRS Lessee generally will indemnify MHI Hospitality, L.P., our operating partnership, and its subsidiaries against all liabilities imposed on our operating partnership and its subsidiaries during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the TRS Lessee’ use, management, maintenance, or repair of the hotels, (3) any taxes and assessments that are the obligation of the TRS Lessee, (4) any failure on the part of the TRS Lessee to perform or comply with any of the terms of the lease and (5) the non-performance of any of the terms and provisions of any sublease;

•	the TRS Lessee is obligated to pay substantial fixed rent for the period of use of the hotels;

•	the TRS Lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotels;

•	MHI Hospitality, L.P., our operating partnership, and its subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the TRS Lessee; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

A leasehold interest in the common area at the Shell Island Resort previously held by MHI Hotels LLC was assigned to MHI Hospitality L.P. pursuant to an assignment agreement. MHI Hotels LLC entered into a separate sublease agreement with MHI Hospitality L.P. pursuant to which MHI Hotels LLC leases such property back from MHI Hospitality L.P.

In addition, a leasehold interest in the restaurant space at the Shell Island Resort Hotel condominium facility known as Commercial Unit C-1 previously held by MHI Hotels Two, Inc. was assigned to MHI Hospitality L.P. pursuant to an assignment agreement. MHI Hotels Two, Inc. entered into a separate sublease agreement with MHI Hospitality L.P. pursuant to which MHI Hotels Two, Inc. leases such property back from MHI Hospitality L.P.

Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases were characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status. As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied.

First, the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. Since the rent that we receive is based on fixed percentages of the lessees’ gross revenues from the related hotel, our rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not charge rent for any hotel that is based in whole or in part on the income or profits of any person, except by reason of being based on fixed percentages of gross revenues, as described above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS or TRS Lessee. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We anticipate that each of our hotels will be leased to the TRS Lessee. In addition, we own a leasehold interest in the common areas of the resort property which will be subleased to MHI Hotels Two, Inc. and MHI Hotels LLC. Furthermore, our charter prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee (other than a TRS or TRS Lessee). Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS or TRS Lessee. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS or TRS Lessee at some future date.

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rent that we receive from a TRS or TRS Lessee will qualify as “rents from real property” as long as the property is operated on behalf of the TRS or TRS Lessee by an “independent contractor” who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See the sections entitled “Material Federal Income Tax Considerations – Taxable REIT Subsidiaries” in this prospectus.

We have formed one TRS to be the holding company for our TRS Lessee and any TRS lessee we form in the future. Our TRS Lessee is a single member limited liability company owned by our TRS and is disregarded as an entity separate from our TRS for federal income tax purposes. Our TRS Lessee has engaged independent hotel managers to operate the related hotels on their behalf. Furthermore, we have represented that, with respect to properties that we lease to the TRS or TRS Lessee in the future, such TRS or TRS Lessee will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS or TRS Lessee. MHI Hotels Services LLC will qualify as an “eligible independent contractor.”

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each property, we believe either that the personal property ratio is less than 15%, or that any rent attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of the personal property ratio, or that a court would not uphold such an assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. However, we need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We have not performed any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not perform noncustomary services for the lessees of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year and we do not qualify for certain statutory relief provisions, we would lose our REIT status. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to the rent, the TRS Lessee is required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property. Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of both of the gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, earlier or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions

Although we currently do not intend to do so, from time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from that we may recognize from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% qualifying income test).

A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. We intend to structure any hedging or similar transactions that we may enter into so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	following our identification of the failure to meet one or both of the gross income tests, we file a disclosure schedule for such taxable year in accordance with regulations to be prescribed by the Secretary; and

•	our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Material Federal Income Tax Consequences – Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by the amount by which 95% of our gross income exceeds the amount of income qualifying under the 95% gross income test.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital received either through equity offerings, or offerings of public debt with at least a five-year maturity;

•	cash or cash items, including certain receivables; and

•	government securities.

Second, except with respect to the securities of a TRS and the securities described in the first test above:

•	the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets; and

•	we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Third, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fourth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second asset test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS (except that debt securities of a TRS are treated as securities for purposes of the third asset test), mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include “straight debt” securities, any loan to an individual or estate, any section 467 rental agreement other than with a related party tenant, any obligation to pay rents from real property, obligations issued by certain governmental entities and any security issued by a REIT. In general, straight debt securities include straight debt securities issued by a corporation or partnership unless the REIT or any of its controlled taxable REIT subsidiaries holds securities in such issuer other than permitted securities and such securities have a value greater than 1% of the issuer’s outstanding securities. For purposes of the 10% value test, any debt instruments issued by a partnership (other than straight debt securities which already are excluded from the term “securities”) are not considered “securities” to the extent of our percentage interest in the partnership, based on our proportionate interest in the partnership’s equity interests and certain debt securities. In addition, for purposes of the 10% value test, any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding two sentences will not be treated as a “security” if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”

Failure to Satisfy Asset Tests

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we fail to meet the second or third asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we still could avoid disqualification (1) if the violation does not exceed the lesser of 1% of our assets at the end of the relevant quarter and $10,000,000 (the de minimis violation amount) and (2) we dispose of the non-qualifying assets within 6 months after the last day of the quarter in which the failure to satisfy the asset test is discovered. For violations due to reasonable cause that are larger than the de minimis amount, we still could avoid disqualification if, in addition to the above requirements, we (1) prepare a schedule for such quarter disclosing the non-qualifying assets and file it in accordance with regulations prescribed by the Secretary of the Treasury; and (2) pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets. If we cannot avail ourselves of these relief provisions, or if we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed dividends of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income in excess of 5% of our REIT taxable income, computed without regard to the dividends paid deduction.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. Any dividends declared in the last three months of the taxable year, payable to stockholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year. We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Material Federal Income Tax Consequences – Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock to enable us to make the required distribution. Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification (other than the gross income tests and the asset tests) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations of the federal income tax laws, domestic corporate stockholders might be eligible for the dividends received deduction and individual stockholders may be eligible for a reduced tax rate on “qualified dividend income” received from regular C corporations. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and our corporate subsidiary have elected for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We have formed one TRS, MHI Holding, to be the holding company for our TRS Lessee and any TRS we form in the future. Our TRS Lessee is a single member limited liability company owned by our TRS and is disregarded as an entity separate from our TRS for federal income tax purposes. Our TRS Lessee has engaged independent hotel managers to operate the related hotels on its behalf. Furthermore, we have represented that, with respect to properties that we lease to a TRS in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS. MHI Hotels Services will qualify as “eligible independent contractor.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, these rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and our TRS will be conducted on an arm’s-length basis.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for federal income tax purposes holds shares of our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of our common stock by the partnership.

Distributions to Taxable U.S. Stockholders

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the new 15% tax rate for “qualified dividend income.”

The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “Taxation of our Company” above), our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income.

Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to the extent that (1) we have qualified dividend income — such as dividends attributable to dividends received by us from non-REIT corporations, such as TRSs — for the taxable year in which the dividend is paid; (2) we have paid corporate income tax on such dividends; and (3) we designate such dividends as qualified dividend income. Our qualified dividend income will also include the sum of (1) the excess of our taxable income for the preceding year, which will typically include any income that we do not distribute to stockholders, over the tax payable by us on such income, and (2) the excess of our income for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations, including as a result of the conversion of a C corporation to a REIT, over the tax payable by the us on any such income in the preceding year. In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such stock become ex-dividend.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its shares. Long-term capital gains are generally taxable at maximum federal rates of 15% (through the 2008 tax year) in the case of most non-corporate U.S. stockholders, and 35% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on the amount of a distribution that is in excess of our current and accumulated earnings and profits if such amount does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, such amount will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize the amount of a distribution that exceeds both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A U.S. stockholder generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate U.S. stockholders currently is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate U.S. stockholder may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate U.S. stockholder may carry forward unused capital losses indefinitely. A corporate U.S. stockholder must pay tax on its net capital gain at ordinary corporate rates. A corporate U.S. stockholder can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see the section entitled “Material Federal Income Tax Considerations – Taxation of Non-U.S. Stockholders” in this prospectus.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of our stockholders who are not U.S. stockholders, such as nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (“Non-U.S. stockholders”), are complex. This section is only a summary of such rules. We urge Non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A Non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. stockholder unless either:

•	a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Non-U.S. stockholders will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A Non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the Non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a Non-U.S. stockholder may obtain a refund from the IRS of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a Non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property located in the U.S. and shares in corporations at least 50% of whose assets consist of such interests in real property. Under those rules, a Non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the Non-U.S. stockholder. A Non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a dividend. We must withhold 35% of any distribution that we designate as a capital gain distribution. A Non-U.S. stockholder may receive a credit against its U.S. tax liability for the amount we withhold.

A Non-U.S. stockholder who receives a distribution with respect to a class of stock that is regularly traded on an established securities market located in the United States, and does not own more than 5% of our stock at any time during the taxable year, will be treated as receiving an ordinary REIT distribution subject generally to 30% withholding, even if such distribution is otherwise a capital gain dividend. In addition, the branch profits tax no longer applies to such distributions.

Although the law is not entirely clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common shares held by U.S. stockholders would be treated with respect to Non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, Non-U.S. stockholders would be able to offset as a credit against the U.S federal income tax liability their proportionate share of the tax paid by us on these undistributed capital gains. In addition, Non-U.S. stockholders would be able to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed their actual federal income tax liability.

A Non-U.S. stockholder generally will not incur tax under FIRPTA on a sale or other disposition of our stock as long as during the five-year period ending on the date of the distribution or disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that this test will be met. However, a Non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on a sale or other disposition of our common stock if the common stock is “regularly traded” on an established securities market. Because our common stock is expected to be regularly traded on an established securities exchange, a Non-U.S. stockholder should not incur tax under FIRPTA as long as it owns, actually or constructively, no more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a Non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations. In addition, the gross proceeds of any sale or other disposition of our common stock to which FIRPTA applies would be subject to withholding equal to 10% of such gross proceeds. Furthermore, a Non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the Non-U.S. stockholder’s U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the Non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Tax Aspects of Our Investments in Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in MHI Hospitality, L.P., our operating partnership, and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), and no Partnership has elected or will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership consisted of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest and dividends (the “90% passive income exception”).

Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership currently qualifies, and is expected to continue to qualify, for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “Material Federal Income Tax Considerations—Income Tests” and “- Asset Tests” in this prospectus. In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Material Federal Income Tax Considerations—Distribution Requirements” in this prospectus. Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties

Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. MHI Hospitality, L.P., our operating partnership, generally uses the “traditional method” for making such allocations.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. With respect to contributed properties that have a tax basis that is lower than their capital account value, the operating partnership will use the “traditional method” under Section 704(c) of the Code for allocating depreciation deductions. As a result of the operating partnership’s use of the traditional method, our tax depreciation deductions attributable to properties contributed to our operating partnership by other partners may be lower and gain on a sale of such property may be higher than they would have been if our operating partnership had acquired those properties for cash. If we receive lower tax depreciation deductions from contributed properties, we would recognize increased taxable income, which could increase the annual distributions that we are required to make under the federal income tax rules applicable to REITs or cause a higher portion of our distributions to be treated as taxable dividend income instead of a tax-free return of capital or a capital gain. See “Material Federal Income Tax Consequences—Taxation of U.S. Taxable Stockholders.” In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest

Our adjusted tax basis in our partnership interest in MHI Hospitality, L.P., our operating partnership, generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership (which cannot include the debt allocated to our contributors under the tax indemnity and debt maintenance agreement and related guaranty); and

•	reduced, but not below zero, by our allocable share of the operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain. However, it is unlikely that our adjusted tax basis will be reduced below zero because, as a general partner, our basis will be adjusted to reflect our share of any of the partnership’s liabilities.

Depreciation Deductions Available to Our Operating Partnership

To the extent that MHI Hospitality, L.P., our operating partnership, acquired its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally is equal to the purchase price paid by the operating partnership. Our operating partnership generally depreciates such property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, our operating partnership generally will depreciate furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, our operating partnership generally will depreciate buildings and improvements over either a 39-year or 40-year recovery period using a straight line method and a mid-month convention. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention.

Our operating partnership’s initial basis in properties acquired in exchange for units should be the same as the transferor’s basis in such properties on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally depreciates such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions to the extent available.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments over time. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership. Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Material

Federal Income Tax Considerations — Income Tests” in this prospectus. We, however, do not presently hold, or intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Tax Consequences of Redemption of Operating Partnership Units

The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner who exercises his or her right to require the redemption of his or her operating partnership units.

Tax Treatment of Redemption of Operating Partnership Units.

If a limited partner exercises his or her right to require the redemption of operating partnership units and we elect to acquire the units in exchange for shares of common stock and/or cash, the acquisition will be treated as a sale of operating partnership units for federal income tax purposes. Such sale will be fully taxable to the limited partner. Such limited partner generally will be treated as realizing for tax purposes an amount of income equal to the sum of either the cash or the fair market value of the common stock received and the amount of any operating partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

If we do not elect to acquire the operating partnership units and instead the operating partnership redeems the limited partner’s units for cash, the tax consequences would be as described in the previous paragraph. However, if the operating partnership redeems less than all of a limited partner’s units, the limited partner would not recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash plus the amount of any operating partnership liabilities allocable to the redeemed units exceeded the limited partner’s adjusted basis in all of such limited partner’s units immediately before the redemption.

The methodology used by the operating partnership to allocate its liabilities to its partners will likely result in varying amounts of such liabilities being allocated to different partners. Under that methodology, which is based on principles set forth in Treasury Regulations, it is possible that partners who hold an identical number of operating partnership units are allocated different amounts of liabilities of the operating partnership for federal income tax purposes.

Tax Treatment of Disposition of Operating Partnership Units by Limited Partner Generally.

If an operating partnership unit is redeemed or a limited partner otherwise disposes of a unit, the determination of gain or loss from the redemption or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such unit. See “— Basis of Operating Partnership Units” below. Upon the sale of a unit, the “amount realized” will be the sum of the cash or fair market value of common stock or other property received plus the reduction in the amount of any operating partnership liabilities allocable to the unit holder. To the extent that the amount of cash or property received plus the reduction in the allocable share of any operating partnership liabilities exceeds the limited partner’s basis in his or her interest in the operating partnership, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of common stock received upon such disposition.

Except as described below, any gain recognized upon a sale or other disposition of operating partnership units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that the amount realized upon the sale or other disposition of a unit attributable to a limited partner’s share of “unrealized receivables” of the operating partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, however, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in operating partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of a unit.

Basis of Operating Partnership Units.

In general, a limited partner who was deemed to have received his or her operating partnership units upon liquidation of a partnership had an initial tax basis in the units equal to his or her basis in the partnership interest at the time of such liquidation. Similarly, in general, a limited partner who contributed a partnership interest in exchange for his or her units had an initial basis in the units equal to his or her basis in the contributed partnership interest. A limited partner’s initial basis in his or her units generally is increased by (i) such limited partner’s share of operating partnership taxable and tax-exempt income and (ii) increases in such partner’s share of the liabilities of the operating partnership (including any increase in his or her share of liabilities occurring in connection with the transaction in which he or she received units). Generally, such partner’s basis in his or her units is decreased (but not below zero) by (a) his or her share of operating partnership distributions, (b) decreases in his or her share of liabilities of the operating partnership (including any decrease in his or her share of liabilities of the operating partnership occurring in connection with the transaction in which he or she received units), (c) his or her share of losses of the operating partnership, and (d) his or her share of nondeductible expenditures of the operating partnership that are not chargeable to capital account.

Potential Application of the Disguised Sale Regulations to a Redemption of Operating Partnership Units.

There is a risk that a redemption of operating partnership units, which were issued in a transaction where a limited partner received units, may cause the original transfer of property to the operating partnership in exchange for units to be treated as a “disguised sale” of property. Section 707 of the Internal Revenue Code and the Treasury Regulations thereunder (the “Disguised Sale Regulations”) generally provide that a partner’s contribution of property to a partnership and the partnership’s simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) to the partner, which would not have been made but for the transfer of property, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership unless one of the prescribed exceptions is applicable. Further, the Disguised Sale Regulations generally provide that, if a partner’s transfer of property to the partnership is within two years of the partnership’s transfer of money or other consideration to a partner, the transfers are presumed to be a sale of the property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if the transfers are made more than two years apart, the transfers are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers do constitute a sale.

Accordingly, if an operating partnership unit is redeemed, the IRS could contend that the Disguised Sale Regulations apply because the limited partner will receive consideration subsequent to his or her previous contribution of property to the operating partnership. In that event, the IRS could contend that any of the transactions where limited partners received units that may be redeemed for shares of common stock that may in turn be sold are taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized as a result of the disguised sale treatment may be eligible for installment reporting under Section 453 of the Internal Revenue Code, subject to certain limitations.

State and Local Taxes

We and/or our stockholders are or may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

EXPERTS

The consolidated balance sheet of MHI Hospitality Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, owners’ equity and cash flows for the period from December 21, 2004 (inception) to December 31, 2004, and the related financial statement schedule of real estate and accumulated depreciation, and with respect to the combined balance sheet of MHI Hotel Services Group, accounting predecessor to MHI Hospitality Corporation, as of December 31, 2003 and the related combined statements of operations, owners’ equity and cash flows for the period from January 1, 2004 to December 20, 2004 and for each of the years in the two-year period ended December 31, 2003, which appear in the December 31, 2004, Annual Report on Form 10-K of MHI Hospitality Corporation, incorporated by reference into this prospectus, have been audited by PKF Witt Mares, PLC, independent auditors, as set forth in their reports, which are also incorporated by reference into this prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The Statement of Revenues and Certain Expenses of the Hilton Jacksonville Riverfront Hotel for the year ended December 31, 2004 (the Historical Summary), which appears in the Form 8-K/A, Amendment No. 1 filed October 5, 2005, incorporated by reference into this prospectus, has been audited by PKF Witt Mares, PLC, independent auditors, as set forth in their report, which is also incorporated by reference into this prospectus, and is included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Baker & McKenzie LLP. Certain Maryland law matters in connection with this offering will be passed upon for us by Venable LLP, Baltimore, Maryland.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$3,672
Printing and Duplicating Expenses	2,500
Legal Fees and Expenses (other than Blue Sky)	20,000
Accounting and Fees and Expenses	15,000
Miscellaneous	8,828

Total	$50,000

Item 15. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to obligate us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. In accordance with the Maryland General Corporation Law and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by the director or officer or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 16. Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:

Exhibit Number	Description of Exhibit

4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of Form S-11/A, filed on December 13, 2004)

*5.1	Opinion of Venable LLP with respect to the legality of the shares being registered

**8.1	Opinion of Baker & McKenzie LLP with respect to tax matters

*23.1	Consent of Venable LLP (included in Exhibit 5.1)

**23.2	Consent of Baker & McKenzie LLP (included in Exhibit 8.1)

*23.3	Consent of PKF Witt Mares, PLC

*23.4	Consent of PKF Witt Mares, PLC

*24.1	Power of Attorney (included on the Signature Page)

*	Filed herewith.
**	To be filed by amendment or by a subsequently filed Current Report on Form 8-K prior to the effectiveness of this registration statement.

Item 17. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) As to documents subsequently filed that are incorporated by reference: The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Undertaking in respect of indemnification: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Williamsburg, Commonwealth of Virginia, on this 22nd day of December, 2005.

MHI HOSPITALITY CORPORATION

By:	/S/ ANDREW M. SIMS

Andrew M. Sims
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew M. Sims and William J. Zaiser, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ANDREW M. SIMS Andrew M. Sims	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	December 22, 2005

/S/ WILLIAM J. ZAISER William J. Zaiser	Chief Financial Officer (Principal Financial Officer)	December 22, 2005

/S/ GENERAL ANTHONY C. ZINNI General Anthony C. Zinni	Director	December 22, 2005

Kim Sims	Director	December , 2005

Christopher Sims	Director	December , 2005

/S/ EDWARD STEIN Edward Stein	Director	December 22, 2005

David Beatty	Director	December , 2005

/S/ J. PAUL CAREY J. Paul Carey	Director	December 22, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 of Form S-11/A, filed on December 13, 2004)

*5.1	Opinion of Venable LLP with respect to the legality of the shares being registered

**8.1	Opinion of Baker & McKenzie LLP with respect to tax matters

*23.1	Consent of Venable LLP (included in Exhibit 5.1)

**23.2	Consent of Baker & McKenzie LLP (included in Exhibit 8.1)

*23.3	Consent of PKF Witt Mares, PLC

*23.4	Consent of PKF Witt Mares, PLC

*24.1	Power of Attorney (included on the Signature Page)

*	Filed herewith.
**	To be filed by amendment or by a subsequently filed Current Report on Form 8-K prior to the effectiveness of this registration statement.